Ex. (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Jennison 20/20 Focus Fund:

We consent to the incorporation by reference in the registration statement (Nos. 811-08587 and 333-43491) on Form N-1A of Jennison 20/20 Focus Fund (hereafter referred to as the “Fund”) of our report dated March 27, 2008, with respect to the statement of assets and liabilities of the Fund, including the portfolio of investments, as of January 31, 2008, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended, which report appears in the January 31, 2008 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

March 27, 2008